As filed with the Securities and Exchange Commission on May 19, 2006
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
STINGER SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Nevada	30-0296398
(State of Incorporation)	(I.R.S. Employer Identification No.)

2701 North Rocky Point Drive
Suite 1130
Tampa, Florida	33607
(Address of principal executive offices)	(Zip Code)
STINGER SYSTEMS, INC. 2005 STOCK OPTION/STOCK BONUS PLAN
(Full title of plan)

(Name, address and telephone
number of agent for service)	(Copy to:)
Robert F. Gruder	Jason C. Harmon, Esquire
Chief Executive Officer and Chairman	DLA Piper Rudnick Gray Cary US LLP
Stinger Systems, Inc.	6225 Smith Avenue
2701 North Rocky Point Drive, Suite 1130	Baltimore, Maryland 21209-3600
Tampa, Florida 33607	(410) 580-3000
(813) 281-1061
CALCULATION OF REGISTRATION FEE

		Proposed		Proposed
	Amount	Maximum		Maximum		Amount of
	to be	Offering		Aggregate		Registration
Title of Securities to be Registered	Registered	Price Per Unit		Offering Price		Fee
2005 Stock Incentive Plan Common Stock, $0.001 par value	2,000,000	$3.99	(1)	$5,353,200	(1)	$572.79	(1)

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee, as to 680,000 shares subject to outstanding but unexercised options under the 2005 Stock Option/Stock Bonus Plan, are computed on the basis of the weighted average exercise price of $3.99, and as to the remaining 1,320,000 shares issued or issuable under the 2005 Stock Option/Stock Bonus Plan, are based on the average of the high and low prices of Stinger Systems, Inc. Common Stock quoted on the OTC Bulletin Board on May 15, 2006 (i.e., $2.00).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information required by this Part I are not required to be filed as part of this Registration Statement on Form S-8 pursuant to the rules and regulations of the Securities and Exchange Commission and the introductory note to Part I of Form S-8. Such documents and the documents incorporated by reference in this Registration Statement on Form S-8 in Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.
     The documents containing the information required by this Part I will be sent or given to participants in the Stinger Systems, Inc. 2005 Stock Option/Stock Bonus Plan as required by Rule 428(b)(1). The documents incorporated by reference in this Registration Statement on Form S-8 (other than exhibits to such documents) and other documents required to be delivered to employees pursuant to Rule 428(b) will be sent or given without charge to participants in the Plan upon written or oral request. Written requests should be directed to Stinger Systems, Inc., 2701 North Rocky Point Drive, Suite 1130, Tampa, Florida 33607, Attn: Chief Financial Officer. Telephone requests may be directed to (813) 281-1061.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2006;

(c)	The Registrant’s Current Report on Form 8-K filed on February 1, 2006;

(d)	The Description of the Registrant’s Common Stock contained in the “Description of Capital Stock” Section of its Registration Statement on Form 8-A, File No. 0-51822, filed with the Commission on February 24, 2006, and any other amendment or report filed for the purpose of updating such description; and

(e)	The financial statements of Electronic Defense Technology, LLC as of September 24, 2004 and December 31, 2003 included in the Registrant’s Form S-1 registration statement, Registration No. 333-122583, filed on February 7, 2005, as amended.
     All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.
Item 4. Description of Securities.
     The Company’s Common Stock is registered pursuant to Section 12 of the Exchange Act. Therefore, the description of securities is omitted.
Item 5. Interests of Named Experts and Counsel.
     None.
Item 6. Indemnification of Directors and Officers.
     Our officers and directors are indemnified as provided by the Nevada Revised Statutes (“NRS”) and our bylaws. Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:
(1)	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)	a transaction from which the director derived an improper personal profit; and

(4)	willful misconduct.
Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:
(1)	such indemnification is expressly required to be made by law;

(2)	the proceeding was authorized by our Board of Directors;

(3)	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

(4)	such indemnification is required to be made pursuant to the bylaws.
Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advanced of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.
Our bylaws also provide that no advance shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

EXHIBIT
NUMBER	DESCRIPTION

4.1	Articles of Incorporation of the Company, incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-122583). (*)

4.2	Amendment to Articles of Incorporation of the Company, incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (Registration No. 333-122583). (*)

4.3	Bylaws of the Company, incorporated herein by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-1 (Registration No. 333-122583). (*)

5.1	Opinion of DLA Piper Rudnick Gray Cary US LLP (filed herewith)

23.1	Consent of Counsel (contained in Exhibit 5.1)

23.2	Consent of Killman, Murrell & Company, P.C., Independent Registered Public Accounting Firm (filed herewith)

23.3	Consent of Jaspers + Hall, PC, Independent Registered Public Accounting Firm (filed herewith)

24.1	Power of Attorney (included in signature page)

99.1	Stinger Systems, Inc. 2005 Stock Option/Stock Bonus Plan (filed herewith)

(*)	Filed as Exhibit to the Form S-1/A Registration Statement filed on February 8, 2005.
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that
     Paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 19th day of May, 2006.

STINGER SYSTEMS, INC.

By:	/s/ Robert F. Gruder

Robert F. Gruder
Chief Executive Officer and Chairman of the
Board of Directors
(Principal Executive Officer)

POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Robert F. Gruder his or her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert F. Gruder Robert F. Gruder	Chief Executive Officer and Chairman of the Board of Directors	May 19, 2006
(Principal Executive Officer)

/s/ David J. Meador David J. Meador	Chief Financial Officer (Principal Financial and Accounting Officer)	May 19, 2006

/s/ T. Yates Exley		May 19, 2006
T. Yates Exley	Director

/s/ Michael L. Racaniello		May 19, 2006
Michael L. Racaniello	Director

/s/ Andrew P. Helene		May 19, 2006
Andrew P. Helene	Director

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

4.1	Articles of Incorporation of the Company, incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-122583). (*)

4.2	Amendment to Articles of Incorporation of the Company, incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (Registration No. 333-122583). (*)

4.3	Bylaws of the Company, incorporated herein by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-1 (Registration No. 333-122583). (*)

5.1	Opinion of DLA Piper Rudnick Gray Cary US LLP (filed herewith)

23.1	Consent of Counsel (contained in Exhibit 5.1)

23.2	Consent of Killman, Murrell & Company, P.C., Independent Registered Public Accounting Firm (filed herewith)

23.3	Consent of Jaspers + Hall, PC, Independent Registered Public Accounting Firm (filed herewith)

24.1	Power of Attorney (included in signature page)

99.1	Stinger Systems, Inc. 2005 Stock Option/Stock Bonus Plan (filed herewith)

(*)	Filed as Exhibit to the Form S-1/A Registration Statement filed on February 8, 2005.